Exhibit 99.1

Copart, Inc.

For Immediate Release

Copart Reports Fourth Quarter and Fiscal 2003 Results

Fairfield, Calif. (September 16, 2003) — Copart, Inc. (NASDAQ: CPRT) today reported results for the fourth quarter and fiscal year ended July 31, 2003.

Copart earned net income of $13,336,800 in the fourth quarter of fiscal 2003 on revenues of $87,216,100.  This quarter’s net income is 14% lower than the $15,535,000 earned in the same period of fiscal 2002 on revenues of $82,632,600.  Fully diluted earnings per share (EPS) for the quarter was $.15 compared to $.17 last year, a decrease of 12%.

For fiscal 2003, Copart earned net income of $57,222,200, or $.62 per diluted share, on revenues of $347,423,100. Copart reported net income of $57,389,200, or $.63 per diluted share, on revenues of $316,455,800 for fiscal 2002.

On Wednesday, September 17, at 11 a.m. Eastern time, Copart will conduct a conference call to discuss the results for the quarter. The call will be webcast live at vcall.com. A replay of the call will be available through September 23, by calling (877) 660-6853 with account number 1628 and call ID 75742.

Copart, founded in 1982, provides vehicle suppliers, primarily insurance companies, with a full range of services to process and sell salvage vehicles through auctions, principally to licensed dismantlers, rebuilders, repair licensees and used vehicle dealers.  Salvage vehicles are either damaged vehicles deemed a total loss for insurance or business purposes or are recovered stolen vehicles for which an insurance settlement with the vehicle owner has already been made.  The Company operates 104 facilities in North America.  It also provides services in other locations through its national network of independent salvage vehicle processors.

Contact:	Simon E. Rote, Vice President & Acting Chief Financial Officer
(707) 639-5000

Copart, Inc. ~ 4665 Business Center Drive, Fairfield, California 94534 ~ (707) 639-5000

Copart, Inc.

Consolidated Statements of Income — 1

(Dollars in thousands, except per share data)

	Three Months Ended July 31,
	2003	2002

Revenues	$87,216	$82,633

Operating costs and expenses:
Yard and fleet	51,331	47,575
General and administrative	7,720	5,846
Depreciation and amortization	7,153	4,907
Total operating expenses	66,204	58,328
Operating income	21,012	24,305

Other income:
Interest income, net	359	612
Other income	493	587
Total other income	852	1,199
Income before income taxes	21,864	25,504

Income taxes	8,527	9,969
Net income	$13,337	$15,535

Basic net income per share	$.15	$.17

Weighted average shares outstanding	89,814	91,614

Diluted net income per share	$.15	$.17

Weighted average shares and dilutive potential common shares outstanding	91,342	94,046

Copart, Inc.

Consolidated Statements of Income — 2

(Dollars in thousands, except per share data)

	Fiscal Year Ended July 31,
	2003	2002

Revenues	$347,423	$316,456

Operating costs and expenses:
Yard and fleet	202,420	186,952
General and administrative	28,703	23,256
Depreciation and amortization	25,545	16,308
Total operating expenses	256,668	226,516
Operating income	90,755	89,940

Other income:
Interest income, net	1,630	1,830
Other income	1,782	1,888
Total other income	3,412	3,718
Income before income taxes	94,167	93,658

Income taxes	36,945	36,269
Net income	$57,222	$57,389

Basic net income per share	$.63	$.65

Weighted average shares outstanding	91,408	88,718

Diluted net income per share	$.62	$.63

Weighted average shares and dilutive potential common shares outstanding	93,018	91,251

Number of auction facilities	104	96

Copart, Inc.

Consolidated Balance Sheets — 3

(in thousands, except share data)

	As of July 31,
	2003	2002

ASSETS
Current Assets:
Cash and cash equivalents	$116,746	$132,690
Accounts receivable, net	71,553	64,072
Vehicle pooling costs	23,381	20,014
Income taxes receivable	4,018	—
Prepaid expenses and other assets	10,068	9,216
Total current assets	225,766	225,992
Property and equipment, net	244,361	197,769
Intangibles and other assets, net	7,859	9,167
Goodwill	109,114	102,920
Total assets	$587,100	$535,848

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt	$91	$325
Accounts payable and accrued liabilities	38,309	31,894
Deferred revenue	9,708	8,352
Income taxes payable	—	2,632
Deferred income taxes	5,902	3,647
Other current liabilities	174	198
Total current liabilities	54,184	47,048
Deferred income taxes	6,014	1,063
Long-term debt, less current portion	16	85
Other liabilities	1,247	1,436
Total liabilities	61,461	49,632

Shareholders’ equity:
Common stock, no par value – 180,000,000 shares authorized; 89,883,412 and 92,239,859 shares issued and outstanding at July 31, 2003 and 2002, respectively	269,968	287,767
Retained earnings	255,671	198,449
Total shareholders’ equity	525,639	486,216
Commitments and contingencies
Total liabilities and shareholders’ equity	$587,100	$535,848